EXHIBIT 23(i)b





                            CONSENT OF COUNSEL



          We consent to the incorporation by reference of our opinions contained in Item 3, "Legal proceedings," of this Annual Report on Form 10-K of American Brands, Inc. into (a) Post-Effective Amendment No. 4 to the Registration Statement on Form S-8 (Registration No. 33-13363) relating to the Profit-Sharing Plan of American Brands, Inc., and the Registration Statement on Form S-8 (Registration No. 33-39855) relating to the 1990 Long-Term Incentive Plan of American Brands, Inc., and the prospectuses related thereto, and (b) the prospectuses related to the Registration Statements on Form S-3 (Registration Nos. 33-50832, 33-42397, 33-23039 and 33-3985) of American Brands, Inc.



                                        CHADBOURNE & PARKE



30 Rockefeller Plaza
New York, New York  10112
March 28, 1995